Exhibit Number 99.1

Investor Contact:	Thomas J. Aaron
Executive Vice President
and Chief Financial Officer
(615) 465-7000

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

FOURTH QUARTER AND YEAR ENDED 2018 RESULTS AND GUIDANCE

FRANKLIN, Tenn. (February 20, 2019) – Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced financial and operating results for the three months and year ended December 31, 2018.

The following highlights the financial and operating results for the three months ended December 31, 2018.

•	Net operating revenues totaled $3.453 billion.

•

Net loss attributable to Community Health Systems, Inc. common stockholders was $(328) million, or $(2.91) per share (diluted), compared with net loss of $(2.013) billion, or $(17.98) per share (diluted), for the same period in 2017. Excluding the adjusting items as presented in the table in footnote (e) on page 15, net loss attributable to Community Health Systems, Inc. common stockholders was $(0.42) per share (diluted), compared with $(0.28) per share (diluted) for the same period in 2017.

•	Adjusted EBITDA was $419 million, an increase compared with the same period in 2017.

•

Net cash used in operating activities was $165 million, which included $266 million paid for the HMA legal settlement during the quarter, compared with net cash provided by operating activities of $156 million for the same period in 2017.

•	On a same-store basis, admissions decreased 0.5 percent and adjusted admissions increased 0.1 percent, compared with the same period in 2017.

Net operating revenues for the three months ended December 31, 2018, totaled $3.453 billion, a 12.9 percent increase, compared with $3.059 billion for the same period in 2017.

Net loss attributable to Community Health Systems, Inc. common stockholders was $(328) million, or $(2.91) per share (diluted), for the three months ended December 31, 2018, compared with $(2.013) billion, or $(17.98) per share (diluted), for the same period in 2017. Excluding the adjusting items as presented in the table in footnote (e) on page 15, net loss attributable to Community Health Systems, Inc. common stockholders was $(0.42) per share (diluted), for the three months ended December 31, 2018, compared with $(0.28) per share (diluted) for the same period in 2017. Weighted-average shares outstanding (diluted) were 113 million for the three months ended December 31, 2018, and 112 million for the three months ended December 31, 2017. Adjusted EBITDA for the three months ended December 31, 2018, was $419 million compared with $409 million for the same period in 2017, representing a 2.4 percent increase.

The consolidated operating results for the three months ended December 31, 2018, reflect a 9.7 percent decrease in total admissions, and a 9.8 percent decrease in total adjusted admissions, compared with the same period in 2017. On a same-store basis, admissions decreased 0.5 percent and adjusted admissions increased 0.1 percent for the three months ended December 31, 2018, compared with the same period in 2017. On a same-store basis, net operating revenues increased 1.9 percent for the three months ended December 31, 2018, compared with the same period in 2017.

Net operating revenues for the year ended December 31, 2018, totaled $14.155 billion, a 7.8 percent decrease, compared with $15.353 billion for the same period in 2017.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Net loss attributable to Community Health Systems, Inc. common stockholders was $(788) million, or $(6.99) per share (diluted), for the year ended December 31, 2018, compared with $(2.459) billion, or $(22.00) per share (diluted), for the same period in 2017. Excluding the adjusting items as presented in the table in footnote (e) on page 15, net loss attributable to Community Health Systems, Inc. common stockholders was $(1.94) per share (diluted) for the year ended December 31, 2018, compared with net loss of $(1.26) per share (diluted) for the same period in 2017. Weighted-average shares outstanding (diluted) were 113 million for the year ended December 31, 2018, and 112 million for the year ended December 31, 2017. Adjusted EBITDA for the year ended December 31, 2018, was $1.642 billion compared with $1.703 billion for the same period in 2017, representing a 3.6 percent decrease.

The consolidated operating results for the year ended December 31, 2018, reflect a 15.0 percent decrease in total admissions, and a 15.3 percent decrease in total adjusted admissions, compared with the same period in 2017. On a same-store basis, admissions decreased 1.3 percent and adjusted admissions decreased 0.4 percent for the year ended December 31, 2018, compared with the same period in 2017. On a same-store basis, net operating revenues increased 2.8 percent for the year ended December 31, 2018, compared with the same period in 2017.

Commenting on the results, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “Our fourth quarter marked a strong finish to the year. During 2018, our market leaders made significant progress across areas such as our patient safety and connectivity, competitive position in core markets, and operational efficiency. These strategic investments and our solid execution drove enhanced same store performance during 2018. In 2019, we believe that we have a number of opportunities to further leverage these strategic initiatives to drive incremental growth, and achieve additional progress as we further strengthen our core portfolio and reduce our debt.”

On February 15, 2019, the Company amended its Credit Facility, with requisite covenant lender approval, to amend the first lien net debt to EBITDA ratio financial covenant and to reduce the extended revolving credit commitments to $385 million. In addition, the Company agreed pursuant to the amendment to further restrict its ability to make restricted payments.

The Company completed 11 hospital divestitures during 2018 and has completed three additional hospital divestitures to date in 2019. In addition, the Company has entered into definitive agreements to sell four additional hospitals, which divestitures have not yet been completed. The Company also permanently closed three hospitals in 2018. The Company intends to continue its portfolio rationalization strategy in 2019 and is pursuing additional interests for sale transactions, which are currently in various stages of negotiation with potential buyers. There can be no assurance that these potential divestitures (or the potential divestitures currently subject to definitive agreements) will be completed, or if they are completed, the ultimate timing of the completion of these divestitures. The Company continues to receive interest from potential acquirers for certain of its hospitals.

On September 25, 2018, the Company issued a press release to announce a global resolution and settlement agreements ending the U.S. Department of Justice investigation into certain conduct of Health Management Associates, Inc. (“HMA”) and its affiliated entities and settling qui tam lawsuits that were initiated and pending, and known to the Company, before the Company’s acquisition by merger of HMA in 2014. The Company previously recorded an estimated liability at fair value of the remaining underlying claims that are covered by the CVR agreement as part of the acquisition accounting for HMA. Under this settlement, the Company made payments totaling $266 million, including interest, in the fourth quarter of 2018. In addition, certain components of the settlement payment are not deductible for income taxes because of recent changes to the U.S. tax code from the Tax Cuts and Jobs Act enacted in December 2017, which resulted in approximately $34 million in deferred tax expense during 2018 related to the previously recorded deferred tax assets. After giving effect to this settlement, as previously disclosed, no amount was payable by the Company under the CVR agreement, and the CVRs have been removed from listing with Nasdaq and deregistered with the Securities and Exchange Commission.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Financial and statistical data for 2018 and 2017 presented in this press release includes the operating results of divested hospitals through the effective closing date of each respective divestiture. Same-store operating results exclude the results of the hospitals divested or closed in 2018 and 2017, and is adjusted to exclude the impact of the change in estimate related to net patient revenue recorded during the three months ended December 31, 2017.

Information About Non-GAAP Financial Measures

This earnings release presents Adjusted EBITDA, a non-GAAP financial measure, which is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude the effect of discontinued operations, loss (gain) from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of investments in unconsolidated affiliates, expense incurred related to the spin-off of QHC, expense incurred related to the sale of a majority ownership interest in the Company’s home care division, expense (income) related to government and other legal settlements and related costs, expense related to employee termination benefits and other restructuring charges, expense (income) from settlement and fair value adjustments on the CVR agreement liability related to the HMA legal proceedings and related legal expenses, and the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase in contractual allowances and the provision for bad debts.

For information regarding why the Company believes Adjusted EBITDA provides useful information to investors, and for a reconciliation of Adjusted EBITDA to net income attributable to Community Health Systems, Inc. stockholders, see footnote (c) to the Financial Highlights, Financial Statements and Selected Operating Data below.

Additionally, this earnings release presents adjusted loss from continuing operations attributable to Community Health Systems, Inc. common stockholders per share (diluted) and adjusted net loss attributable to Community Health Systems, Inc. common stockholders per share (diluted) to reflect the impact on these earnings per share figures from the selected items used in the calculation of Adjusted EBITDA. For a presentation and reconciliation of these non-GAAP financial measures, and information regarding why the Company believes these non-GAAP financial measures provide useful information to investors, see footnote (e) to the Financial Highlights, Financial Statements and Selected Operating Data below.

Included on pages 17, 18, 19 and 20 of this press release are tables setting forth the Company’s 2019 annual earnings guidance. The 2019 guidance is based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time, and reflects the impact of planned divestitures in 2019.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 110 affiliated hospitals in 19 states with an aggregate of approximately 18,000 licensed beds.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Community Health Systems, Inc. will hold a conference call on Thursday, February 21, 2019, at 10:00 a.m. Central, 11:00 a.m. Eastern, to review financial and operating results for the fourth quarter and year ended December 31, 2018. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will continue to be available for approximately 30 days. Copies of this press release and conference call slide show, as well as the Company’s Current Report on Form 8-K (including this press release), will be available on the Company’s website at www.chs.net.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Financial Highlights (a)(b)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net operating revenues (h)	$3,453	$3,059	$14,155	$15,353
Loss from continuing operations (f), (g)	(299)	(2,004)	(704)	(2,384)
Net loss attributable to Community Health Systems, Inc. stockholders	(328)	(2,013)	(788)	(2,459)
Adjusted EBITDA (c)	419	409	1,642	1,703
Net cash (used in) provided by operating activities	(165)	156	274	773
Basic loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (f), (g)	$(2.91)	$(17.95)	$(6.99)	$(21.89)
Discontinued operations	—	(0.03)	—	(0.11)

Net loss	$(2.91)	$(17.98)	$(6.99)	$(22.00)

Diluted loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (e), (f), (g)	$(2.91)	$(17.95)	$(6.99)	$(21.89)
Discontinued operations	—	(0.03)	—	(0.11)

Net loss (e)	$(2.91)	$(17.98)	$(6.99)	$(22.00)

Weighted-average number of shares outstanding (d):
Basic	113	112	113	112
Diluted	113	112	113	112

For footnotes, see pages 12, 13, 14, 15 and 16.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Loss (a)(b)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2018		2017
	Amount	% of Net Operating Revenues	Amount	% of Net Operating Revenues
Operating revenues (net of contractual allowances and discounts)			$4,076
Provision for bad debts			1,017

Net operating revenues (h)	$3,453	100.0%	3,059	100.0%

Operating costs and expenses:
Salaries and benefits	1,534	44.4%	1,671	54.6%
Supplies	582	16.9%	616	20.1%
Other operating expenses	849	24.6%	881	28.9%
Government and other legal settlements and related costs (g)	2	0.1%	1	—%
Electronic health records incentive reimbursement	(2)	(0.1)%	(3)	(0.1)%
Rent	81	2.3%	88	2.9%
Depreciation and amortization	169	4.9%	196	6.4%
Impairment and (gain) loss on sale of businesses, net (f)	354	10.3%	1,760	57.5%

Total operating costs and expenses	3,569	103.4%	5,210	170.3%

Loss from operations (f), (g)	(116)	(3.4)%	(2,151)	(70.3)%
Interest expense, net	257	7.4%	225	7.4%
Loss from early extinguishment of debt	1	0.0%	5	0.2%
Equity in earnings of unconsolidated affiliates	(5)	(0.1)%	(2)	(0.1)%

Loss from continuing operations before income taxes	(369)	(10.7)%	(2,379)	(77.8)%
Benefit from income taxes	(70)	(2.0)%	(375)	(12.3)%

Loss from continuing operations (f), (g)	(299)	(8.7)%	(2,004)	(65.5)%

Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	—	—%	(3)	(0.1)%
Impairment of hospitals sold or held for sale	—	—%	—	—%

Loss from discontinued operations, net of taxes	—	—%	(3)	(0.1)%

Net loss	(299)	(8.7)%	(2,007)	(65.6)%
Less: Net income attributable to noncontrolling interests	29	0.8%	6	0.2%

Net loss attributable to Community Health Systems, Inc. stockholders	$(328)	(9.5)%	$(2,013)	(65.8)%

Basic loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (f), (g)	$(2.91)		$(17.95)
Discontinued operations	—		(0.03)

Net loss	$(2.91)		$(17.98)

Diluted loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (e), (f), (g)	$(2.91)		$(17.95)
Discontinued operations	—		(0.03)

Net loss (e)	$(2.91)		$(17.98)

Weighted-average number of shares outstanding (d):
Basic	113		112

Diluted	113		112

For footnotes, see pages 12, 13, 14, 15 and 16.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Loss (a)(b)

(In millions, except per share amounts)

(Unaudited)

	Year Ended December 31,
	2018		2017
	Amount	% of Net Operating Revenues	Amount	% of Net Operating Revenues
Operating revenues (net of contractual allowances and discounts)			$18,398
Provision for bad debts			3,045

Net operating revenues (h)	$14,155	100.0%	15,353	100.0%

Operating costs and expenses:
Salaries and benefits	6,384	45.1%	7,376	48.0%
Supplies	2,355	16.6%	2,672	17.4%
Other operating expenses	3,496	24.7%	3,864	25.2%
Government and other legal settlements and related costs (g)	11	0.1%	(31)	(0.2)%
Electronic health records incentive reimbursement	(4)	—%	(28)	(0.2)%
Rent	337	2.4%	394	2.6%
Depreciation and amortization	700	4.9%	861	5.6%
Impairment and (gain) loss on sale of businesses, net (f)	668	4.7%	2,123	13.8%

Total operating costs and expenses	13,947	98.5%	17,231	112.2%

Income (loss) from operations (f), (g)	208	1.5%	(1,878)	(12.2)%
Interest expense, net	976	6.9%	931	6.1%
(Gain) loss from early extinguishment of debt	(31)	(0.2)%	40	0.3%
Equity in earnings of unconsolidated affiliates	(22)	(0.2)%	(16)	(0.1)%

Loss from continuing operations before income taxes	(715)	(5.0)%	(2,833)	(18.5)%
Benefit from income taxes	(11)	—%	(449)	(3.0)%

Loss from continuing operations (f), (g)	(704)	(5.0)%	(2,384)	(15.5)%

Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	—	—%	(6)	(0.1)%
Impairment of hospitals sold or held for sale	—	—%	(6)	—%

Loss from discontinued operations, net of taxes	—	—%	(12)	(0.1)%

Net loss	(704)	(5.0)%	(2,396)	(15.6)%
Less: Net income attributable to noncontrolling interests	84	0.6%	63	0.4%

Net loss attributable to Community Health Systems, Inc. stockholders	$(788)	(5.6)%	$(2,459)	(16.0)%

Basic loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (f), (g)	$(6.99)		$(21.89)
Discontinued operations	—		(0.11)

Net loss	$(6.99)		$(22.00)

Diluted loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (e), (f), (g)	$(6.99)		$(21.89)
Discontinued operations	—		(0.11)

Net loss (e)	$(6.99)		$(22.00)

Weighted-average number of shares outstanding (d):
Basic	113		112

Diluted	113		112

For footnotes, see pages 12, 13, 14, 15 and 16.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net loss	$(299)	$(2,007)	$(704)	$(2,396)
Other comprehensive (loss) income, net of income taxes:
Net change in fair value of interest rate swaps, net of tax	(6)	11	20	19
Net change in fair value of available-for-sale securities, net of tax	1	1	(2)	8
Amortization and recognition of unrecognized pension cost components, net of tax	(2)	12	(1)	14

Other comprehensive (loss) income	(7)	24	17	41

Comprehensive loss	(306)	(1,983)	(687)	(2,355)
Less: Comprehensive income attributable to noncontrolling interests	29	6	84	63

Comprehensive loss attributable to Community Health Systems, Inc. stockholders	$(335)	$(1,989)	$(771)	$(2,418)

For footnotes, see pages 12, 13, 14, 15 and 16.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Selected Operating Data (a)

(Dollars in millions)

(Unaudited)

	Three Months Ended December 31,
	Consolidated			Same-Store
	2018	2017	% Change	2018	2017	% Change
Number of hospitals (at end of period)	113	125		112	112
Licensed beds (at end of period)	18,227	20,850		18,101	18,204
Beds in service (at end of period)	16,297	18,457		16,187	16,340
Admissions	148,402	164,365	-9.7%	145,169	145,875	-0.5%
Adjusted admissions	320,447	355,418	-9.8%	312,979	312,556	0.1%
Patient days	664,848	726,882		650,538	644,774
Average length of stay (days)	4.5	4.4		4.5	4.4
Occupancy rate (average beds in service)	43.2%	42.8%		43.7%	42.9%
Net operating revenues (h)	$3,453	$3,059	12.9%	$3,400	$3,337	1.9%
Net inpatient revenues as a % of net operating revenues (1)	47.6%	47.2%		47.5%	46.9%
Net outpatient revenues as a % of net operating revenues (1)	52.4%	52.8%		52.5%	53.1%
Loss from operations (f), (g)	$(116)	$(2,151)	94.6%
Loss from operations as a % of net operating revenues	-3.4%	-70.3%
Depreciation and amortization	$169	$196
Equity in earnings of unconsolidated affiliates	$(5)	$(2)
Net loss attributable to Community Health Systems, Inc. stockholders	$(328)	$(2,013)	83.7%
Net loss attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	-9.5%	-65.8%
Adjusted EBITDA (c)	$419	$409	2.4%
Adjusted EBITDA as a % of net operating revenues	12.1%	13.4%
Net cash (used in) provided by operating activities	$(165)	$156	-205.8%

For footnotes, see pages 12, 13, 14, 15 and 16.

(1)

This calculation excludes the impact of the change in estimate related to net patient revenue to increase contractual allowances and additional provision for bad debts recorded during the three months ended December 31, 2017.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Selected Operating Data (a)

(Dollars in millions)

(Unaudited)

	Year Ended December 31,
	Consolidated			Same-Store
	2018	2017	% Change	2018	2017	% Change
Number of hospitals (at end of period)	113	125		112	112
Licensed beds (at end of period)	18,227	20,850		18,101	18,204
Beds in service (at end of period)	16,297	18,457		16,187	16,340
Admissions	627,321	738,036	-15.0%	580,845	588,769	-1.3%
Adjusted admissions	1,351,857	1,596,739	-15.3%	1,251,066	1,255,931	-0.4%
Patient days	2,815,401	3,296,469		2,606,059	2,619,494
Average length of stay (days)	4.5	4.5		4.5	4.4
Occupancy rate (average beds in service)	43.5%	43.3%		44.1%	43.9%
Net operating revenues (h)	$14,155	$15,353	-7.8%	$13,331	$12,969	2.8%
Net inpatient revenues as a % of net operating revenues (1)	47.7%	47.7%		47.5%	47.8%
Net outpatient revenues as a % of net operating revenues (1)	52.3%	52.3%		52.5%	52.2%
Income (loss) from operations (f), (g)	$208	$(1,878)	111.1%
Income (loss) from operations as a % of net operating revenues	1.5%	-12.2%
Depreciation and amortization	$700	$861
Equity in earnings of unconsolidated affiliates	$(22)	$(16)
Net loss attributable to Community Health Systems, Inc. stockholders	$(788)	$(2,459)	68.0%
Net loss attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	-5.6%	-16.0%
Adjusted EBITDA (c)	$1,642	$1,703	-3.6%
Adjusted EBITDA as a % of net operating revenues	11.6%	11.1%
Net cash provided by operating activities	$274	$773	-64.6%

For footnotes, see pages 12, 13, 14, 15 and 16.

(1)

This calculation excludes the impact of the change in estimate related to net patient revenue to increase contractual allowances and additional provision for bad debts recorded during the three months ended December 31, 2017.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except share data)

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$196	$563
Patient accounts receivable (h)	2,352	2,384
Supplies	402	444
Prepaid income taxes	3	17
Prepaid expenses and taxes	196	198
Other current assets	400	462

Total current assets	3,549	4,068

Property and equipment:
Land and improvements	597	671
Buildings and improvements	6,228	6,971
Equipment and fixtures	3,476	3,855

Property and equipment, gross	10,301	11,497
Less accumulated depreciation and amortization	(4,162)	(4,445)

Property and equipment, net	6,139	7,052

Goodwill	4,559	4,723

Deferred income taxes	69	62

Other assets, net of accumulated amorization of $939 and $883 at December 31, 2018 and 2017, respectively	1,543	1,545

Total assets	$15,859	$17,450

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$204	$33
Accounts payable	887	967
Accrued liabilities:
Employee compensation	627	685
Accrued interest	206	229
Other	468	442

Total current liabilities	2,392	2,356

Long-term debt (i)	13,392	13,880

Deferred income taxes	26	19

Other long-term liabilities	1,008	1,360

Total liabilities	16,818	17,615

Redeemable noncontrolling interests in equity of consolidated subsidiaries	504	527

STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 116,248,376 shares issued and outstanding at December 31, 2018, and 114,651,004 shares issued and outstanding at December 31, 2017	1	1
Additional paid-in capital	2,017	2,014
Accumulated other comprehensive loss	(10)	(21)
Accumulated deficit	(3,543)	(2,761)

Total Community Health Systems, Inc. stockholders’ deficit	(1,535)	(767)
Noncontrolling interests in equity of consolidated subsidiaries	72	75

Total stockholders’ deficit	(1,463)	(692)

Total liabilities and stockholders’ deficit	$15,859	$17,450

For footnotes, see pages 12, 13, 14, 15 and 16.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(704)	$(2,396)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	700	861
Deferred income taxes	(3)	(454)
Government and other legal settlements and related costs (g)	11	9
Stock-based compensation expense	13	24
Impairment of hospitals sold or held for sale	—	6
Impairment and (gain) loss on sale of businesses, net (f)	668	2,123
(Gain) loss from early extinguishment of debt	(31)	40
Other non-cash expenses, net	38	35
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	31	732
Supplies, prepaid expenses and other current assets	16	(33)
Accounts payable, accrued liabilities and income taxes	(163)	(69)
Payment of HMA legal settlement	(266)	—
Other	(36)	(105)

Net cash provided by operating activities	274	773

Cash flows from investing activities
Acquisitions of facilities and other related businesses	(26)	(6)
Purchases of property and equipment	(527)	(564)
Proceeds from disposition of hospitals and other ancillary operations	405	1,692
Proceeds from sale of property and equipment	8	7
Purchases of available-for-sale securities and equity securities	(78)	(125)
Proceeds from sales of available-for-sale securities and equity securities	114	208
Increase in other investments	(141)	(143)

Net cash (used in) provided by investing activities	(245)	1,069

Cash flows from financing activities
Repurchase of restricted stock shares for payroll tax withholding requirements	(1)	(5)
Deferred financing costs and other debt-related costs	(96)	(66)
Proceeds from noncontrolling investors in joint ventures	3	5
Redemption of noncontrolling investments in joint ventures	(31)	(6)
Distributions to noncontrolling investors in joint ventures	(96)	(100)
Borrowings under credit agreements	28	841
Issuance of long-term debt	1,033	3,100
Proceeds from ABL and receivables facility	797	105
Repayments of long-term indebtedness	(2,033)	(5,391)

Net cash used in financing activities	(396)	(1,517)

Net change in cash and cash equivalents	(367)	325
Cash and cash equivalents at beginning of period	563	238

Cash and cash equivalents at end of period	$196	$563

For footnotes, see pages 12, 13, 14, 15 and 16.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data

(a)

Continuing operating results exclude discontinued operations for the three months and year ended December 31, 2018 and 2017. Both financial and statistical results exclude entities in discontinued operations for all periods presented. In addition, financial and statistical results include the operating results of divested hospitals through the effective closing date of each respective divestiture. Same-store operating results and statistical information exclude the results of the hospitals divested or closed in 2018 and 2017, and is adjusted to exclude the impact of the change in estimate related to net patient revenue recorded during the three months ended December 31, 2017.

(b)	The following table provides information needed to calculate loss per share, which is adjusted for income attributable to noncontrolling interests (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Loss from continuing operations attributable to Community
Health Systems, Inc. common stockholders:
Loss from continuing operations, net of taxes	$(299)	$(2,004)	$(704)	$(2,384)
Less: Income from continuing operations attributable to noncontrolling interests, net of taxes	29	6	84	63

Loss from continuing operations attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$(328)	$(2,010)	$(788)	$(2,447)

Loss from discontinued operations attributable to Community
Health Systems, Inc. common stockholders:
Loss from discontinued operations, net of taxes	$—	$(3)	$—	$(12)
Less: Loss from discontinued operations attributable to noncontrolling interests, net of taxes	—	—	—	—

Loss from discontinued operations attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$—	$(3)	$—	$(12)

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(c)

EBITDA is a non-GAAP financial measure which consists of net loss attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude the effect of discontinued operations, loss (gain) from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of investments in unconsolidated affiliates, expense incurred related to the spin-off of QHC, expense incurred related to the sale of a majority ownership interest in the Company’s home care division, expense (income) related to government and other legal settlements and related costs, expense related to employee termination benefits and other restructuring charges, expense (income) from settlement and fair value adjustments on the CVR agreement liability related to the HMA legal proceedings and related legal expenses, and the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase in contractual allowances and the provision for bad debts. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary targets used to determine short-term cash incentive compensation. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s senior secured credit facility, which is a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the senior secured credit facility (although Adjusted EBITDA does not include all of the adjustments described in the senior secured credit facility).

Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. The Company believes such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, this calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reflects the reconciliation of Adjusted EBITDA, as defined, to net loss attributable to Community Health Systems, Inc. stockholders as derived directly from the condensed consolidated financial statements (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net loss attributable to Community Health Systems, Inc. stockholders	$(328)	$(2,013)	$(788)	$(2,459)
Adjustments:
Benefit from income taxes	(70)	(375)	(11)	(449)
Depreciation and amortization	169	196	700	861
Net income attributable to noncontrolling interests	29	6	84	63
Loss from discontinued operations	—	3	—	12
Interest expense, net	257	225	976	931
Loss (gain) from early extinguishment of debt	1	5	(31)	40
Impairment and (gain) loss on sale of businesses, net	354	1,760	668	2,123
Change in estimate for contractual allowances and provision for bad debts	—	591	—	591
Expense (income) from government and other legal settlements and related costs	2	1	11	(31)
Expense from settlement and fair value adjustments and legal expenses related to cases covered by the CVR	1	—	13	6
Expense related to the sale of a majority interest in home care division	—	—	—	1
Expense related to employee termination benefits and other restructuring charges	4	10	20	14

Adjusted EBITDA	$419	$409	$1,642	$1,703

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(d)	The following table sets forth components reconciling the basic weighted-average number of shares to the diluted weighted-average number of shares (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Weighted-average number of shares outstanding — basic	113	112	113	112
Add effect of dilutive securities:
Stock awards and options	—	—	—	—

Weighted-average number of shares outstanding — diluted	113	112	113	112

The Company generated a loss from continuing operations attributable to Community Health Systems, Inc. common stockholders for the three months and year ended December 31, 2018 and 2017, so the effect of dilutive securities is not considered because their effect would be antidilutive. If the Company had generated income from continuing operations, the effect of restricted stock awards on the diluted shares calculation would have been an increase of 149,631 shares and 3,000 shares during the three months ended December 31, 2018 and 2017, respectively, and 68,687 shares and 111,464 shares during the year ended December 31, 2018 and 2017, respectively.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(e)

The following supplemental tables reconcile loss from continuing operations and net loss attributable to Community Health Systems, Inc. common stockholders, as reported, on a per share (diluted) basis, with the adjustments described herein (total per share amounts may not add due to rounding). The Company believes that the presentation of non-GAAP adjusted loss from continuing operations per share (diluted) and non-GAAP adjusted net loss attributable to Community Health Systems, Inc. common stockholders presents useful information to investors by highlighting the impact on earnings per share of selected items used in calculating Adjusted EBITDA which may not reflect the Company’s underlying operating performance and assisting in comparing the Company’s results of operations between periods.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Loss from continuing operations, as reported	$(2.91)	$(17.95)	$(6.99)	$(21.89)
Adjustments:
Loss (gain) from early extinguishment of debt	0.02	0.03	(0.20)	0.23
Impairment and (gain) loss on sale of businesses, net	2.34	13.94	4.66	16.84
Expense (income) from government and other legal settlements and related costs	0.01	—	0.07	(0.18)
Expense from settlement and fair value adjustments and legal expenses related to cases covered by the CVR	—	—	0.09	0.04
Expense related to employee termination benefits and other restructuring charges	0.02	0.06	0.13	0.08
Change in estimate for contractual allowances and provision for bad debts	—	3.38	—	3.38
Expense related to change in corporate income tax rate	—	0.29	—	0.29
Tax effect of non-deductible portion of HMA legal settlement	0.10	—	0.30	—

Loss from continuing operations, excluding adjustments	$(0.42)	$(0.25)	$(1.94)	$(1.20)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net loss, as reported	$(2.91)	$(17.98)	$(6.99)	$(22.00)
Adjustments:
Loss (gain) from early extinguishment of debt	0.02	0.03	(0.20)	0.23
Impairment and (gain) loss on sale of businesses, net	2.34	13.94	4.66	16.84
Expense (income) from government and other legal settlements and related costs	0.01	—	0.07	(0.18)
Expense from settlement and fair value adjustments and legal expenses related to cases covered by the CVR	—	—	0.09	0.04
Expense related to employee termination benefits and other restructuring charges	0.02	0.06	0.13	0.08
Change in estimate for contractual allowances and provision for bad debts	—	3.38	—	3.38
Expense related to change in corporate income tax rate	—	0.29	—	0.29
Tax effect of non-deductible portion of HMA legal settlement	0.10	—	0.30	—
Impairment of long-lived assets in discontinued operations	—	—	—	0.05

Net loss, excluding adjustments	$(0.42)	$(0.28)	$(1.94)	$(1.26)

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(f)

Both income from operations and loss from continuing operations for the three months and year ended December 31, 2018, included non-cash expense of approximately $354 million and $668 million, respectively, related to impairment charges to reduce the value of long-lived assets, including allocated goodwill, at hospitals that the Company has identified for sale or has sold, and at certain underperforming hospitals. These impairment charges do not have an impact on the calculation of the Company’s financial covenants under the Company’s Credit Facility. Both loss from operations and loss from continuing operations for the three months and year ended December 31, 2017, included non-cash expense of approximately $1.760 billion and $2.123 billion, respectively, primarily from an impairment charge with respect to the value of goodwill for the Company’s hospital reporting unit and impairment charges to reduce the value of long-lived assets, including allocated goodwill, at hospitals that the Company has identified for sale or has sold, and at certain under-performing hospitals.

(g)

The $(0.01) per share (diluted) and $(0.07) per share (diluted) of expense for “Government and other legal settlements and related costs” for the three months and year ended December 31, 2018, respectively, is the net impact of several lawsuits settled in principle during the related periods, and related legal expenses. The $0.18 per share (diluted) of income for “Government and other legal settlements and related costs” for the year ended December 31, 2017, is primarily the impact of the shareholder derivative action settled during the year ended December 31, 2017, net of related legal expenses.

(h)

On January 1, 2018, the Company adopted the new revenue recognition accounting standard issued by the Financial Accounting Standards Board (“FASB”) and codified in the FASB Accounting Standards Codification (“ASC”) as topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied.

The Company applied the modified retrospective approach to all contracts when adopting ASC 606. As a result, the majority of what was previously classified as the provision for bad debts in the statement of loss is now reflected as implicit price concessions (as defined in ASC 606) and therefore included as a reduction to net operating revenues in 2018. For changes in credit issues not assessed at the date of service, the Company will prospectively recognize those amounts as a component of operating costs and expenses. For periods prior to the adoption of ASC 606, the provision for bad debts has been presented consistent with the previous revenue recognition standards that required it to be presented separately as a component of net operating revenues. Additionally, upon adoption of ASC 606 the allowance for doubtful accounts of approximately $3.9 billion at December 31, 2017 was reclassified as a component of net patient accounts receivable.

(i)

For the year ended December 31, 2018, the first lien net debt to consolidated EBITDA leverage ratio financial covenant under the Company’s Credit Facility limited the ratio of first lien net debt to consolidated EBITDA, as defined, to less than or equal to 5.0 to 1.00. We were in compliance with all such covenants at December 31, 2018, with a first lien net debt to consolidated EBITDA leverage ratio of approximately 4.84 to 1.00.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

Regulation FD Disclosure

Set forth below is selected information concerning the Company’s projected consolidated operating results for the year ending December 31, 2019. These projections are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. The 2019 guidance should be considered in conjunction with the assumptions included herein. See pages 19 and 20 for a list of factors that could affect the future results of the Company or the healthcare industry generally.

The following is provided as guidance to analysts and investors:

	2019 Projection Range
Net operating revenues (in millions)	$12,800	to	$13,100
Adjusted EBITDA (in millions)	$1,625	to	$1,725
Loss from continuing operations per share — diluted	$(1.60)	to	$(1.25)
Same-store hospital annual adjusted admissions growth	0.0%	to	1.0%
Weighted-average diluted shares	114.0	to	114.5

The following assumptions were used in developing the 2019 guidance provided above:

•	The 2019 projections include the impact of completed divestitures and announced divestitures subject to a definitive agreement expected to close in 2019.

•	The Company’s projections also exclude the following:

•	Effect of debt refinancing activities, including gains and losses from early extinguishment of debt;

•	Impairment of goodwill and long-lived assets;

•	Gains or losses from the sales of businesses;

•	Employee termination benefits and restructuring costs;

•	Resolution of government investigations or other significant legal settlements;

•	Costs incurred in connection with divestitures;

•	Insurance recoveries that may be received for property losses and business interruption coverage related to Hurricanes Florence and Michael; and

•	Other significant gains or losses that neither relate to the ordinary course of business nor reflect the Company’s underlying business performance.

Other assumptions used in the above guidance:

•	Same-store hospital annual adjusted admissions growth of 0.0% to 1.0% for 2019, which does not take into account service closures and weather-related or other unusual events.

•

Expressed as a percentage of net operating revenues, depreciation and amortization of approximately 4.9% for 2019. Additionally, this is a fixed cost and the percentages may change as revenue varies. Such amounts exclude the possible impact of any future hospital fixed asset impairments.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

•

Interest expense, expressed as a percentage of net operating revenues, of approximately 7.8%; however, interest expense may vary as revenue varies. Interest expense has been adjusted to reflect the repayment of debt with proceeds from the divestitures noted above, based on the expected timing of those divestitures. Total fixed rate debt, including swaps, is expected to average approximately 90% to 95% of total debt during 2019.

•	Expressed as a percentage of net operating revenues, net income attributable to noncontrolling interests of approximately 0.6% to 0.7% for 2019.

•	Expressed as a percentage of net operating revenues, provision for income taxes of approximately 0.8% to 0.9% for 2019.

A reconciliation of the Company’s projected 2019 Adjusted EBITDA, a forward-looking non-GAAP financial measure, to the Company’s projected net loss attributable to Community Health Systems, Inc. stockholders, the most directly comparable GAAP financial measure, is shown below:

	Year Ending December 31, 2019
	Low	High
Net loss attributable to Community Health Systems, Inc. stockholders (1)	$(182)	$(143)
Adjustments:
Depreciation and amortization	630	640
Interest expense, net	1,000	1,020
Provision for income taxes	97	118
Net income attributable to noncontrolling interests	80	90

Adjusted EBITDA (1)	$1,625	$1,725

(1)

The Company does not include in this reconciliation the impact of certain items not included in the Company’s forecast set forth above that would be included in a reconciliation of historical net loss attributable to Community Health Systems, Inc. stockholders to Adjusted EBITDA such as, but not limited to, (gains) losses from early extinguishment of debt, impairment and (gain) loss on sale of businesses, and expense (income) related to government and other legal settlements and related costs, in light of the fact that such items are not determinable, and/or the inherent difficulty in quantifying such projected amounts, on a forward-looking basis.

•	Capital expenditures are projected as follows (in millions):

2019 Guidance
Total	$475	to	$575

•	Net cash provided by operating activities is projected as follows (in millions):

2019 Guidance
Total	$600	to	$700

•	Diluted weighted-average shares outstanding are projected to be approximately 114.0 million to 114.5 million for 2019.

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this press release other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this press release.

These factors include, among other things:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•

the impact of health reform initiatives, including the Affordable Care Act, and the potential for the Affordable Care Act to be repealed or found unconstitutional or for additional changes to the law, its implementation or its interpretation (including through executive orders and court challenges);

•

the extent to which states support increases, decreases or changes in Medicaid programs, implement health insurance exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	the future and long-term viability of health insurance exchanges and potential changes to the beneficiary enrollment process;

•

risks associated with our substantial indebtedness, leverage and debt service obligations, and the fact that a substantial portion of our indebtedness will mature and become due in the near future, including our ability to refinance such indebtedness on acceptable terms or to incur additional indebtedness;

•	demographic changes;

•	changes in, or the failure to comply with, federal, state or local laws or governmental regulations affecting our business;

•	potential adverse impact of known and unknown government investigations, audits, and federal and state false claims act litigation and other legal proceedings;

•

our ability, where appropriate, to enter into and maintain provider arrangements with payors and the terms of these arrangements, which may be further affected by the increasing consolidation of health insurers and managed care companies and vertical integration efforts involving payors and healthcare providers;

•	changes in, or the failure to comply with, contract terms with payors and changes in reimbursement rates paid by federal or state healthcare programs or commercial payors;

•	any potential additional impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels and methodologies;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•

increases in the amount and risk of collectability of patient accounts receivable, including decreases in collectability which may result from, among other things, self-pay growth and difficulties in recovering payments for which patients are responsible, including co-pays and deductibles;

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CYH Announces Fourth Quarter and Year-End 2018 Results

February 20, 2019

•	the efforts of insurers, healthcare providers, large employer groups and others to contain healthcare costs, including the trend toward value-based purchasing;

•

increases in wages as a result of inflation or competition for highly technical positions and rising supply and drug costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in U.S. generally accepted accounting principles;

•	the availability and terms of capital to fund any additional acquisitions or replacement facilities or other capital expenditures;

•

our ability to successfully make acquisitions or complete divestitures, including the disposition of hospitals and non-hospital businesses pursuant to our portfolio rationalization and deleveraging strategy, our ability to complete any such acquisitions or divestitures on desired terms or at all, the timing of the completion of any such acquisitions or divestitures, and our ability to realize the intended benefits from any such acquisitions or divestitures;

•	the impact that changes in our relationships with joint venture or syndication partners could have on effectively operating our hospitals or ancillary services or in advancing strategic opportunities;

•	our ability to successfully integrate any acquired hospitals, or to recognize expected synergies from acquisitions;

•	the impact of seasonal severe weather conditions, including the timing and amount of insurance recoveries in relation to severe weather events;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to outbreaks of infectious diseases;

•	the impact of prior or potential future cyber-attacks or security breaches;

•	any failure to comply with the terms of the Corporate Integrity Agreement;

•	the concentration of our revenue in a small number of states;

•	our ability to realize anticipated cost savings and other benefits from our current strategic and operational cost savings initiatives;

•	changes in interpretations, assumptions and expectations regarding the Tax Act; and

•	the other risk factors set forth in our other public filings with the Securities and Exchange Commission.

The consolidated operating results for the three months and year ended December 31, 2018, are not necessarily indicative of the results that may be experienced for any future periods. The Company cautions that the projections for calendar year 2019 set forth in this press release are given as of the date hereof based on currently available information. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-